PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated March 23, 2005)        REGISTRATION NO.  333-63924


                               [GRAPHIC OMITTED]


                         300,000,000 Depositary Receipts
                          CP HOLDRS(SM) Deposit Facility


         This prospectus supplement supplements information contained in the prospectus dated March 23, 2005, relating to the sale of up to 300,000,000 depositary receipts by the CP HOLDRS(SM) Deposit Facility.

         The name, ticker symbol, share amounts and primary trading market of each company represented by a round-lot of 100 CP HOLDRS is as follows:


                                                                                Share         Primary
                         Name of Company                         Ticker        Amounts    Trading Market
      -------------------------------------------------         --------     ----------- -----------------
      EnCana Corporation(1)                                       ECA           136.8          NYSE
      Fording Canadian Coal Trust                                 FDG           16.6           NYSE
      CP Ships Limited                                            TEU            25            NYSE
      Canadian Pacific Railway Company                             CP            50            NYSE
      Fairmont Hotels and Resorts Inc.                            FHR            25            NYSE


      (1) As a result of a 2 for 1 stock split of EnCana Corporation (NYSE:
          "ECA"), effective May 26, 2005, the quantity of shares of EnCana Corporation represented by a round-lot of 100 CP HOLDRS increased to
          136.8 shares from 68.4 shares.


The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.